Exhibit 10.1

Separation Agreement and General Release

This Agreement (“Agreement”) is made effective as of March 27, 2017, by and between StoneMor GP LLC (“the Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and Lawrence Miller (“you”):

WHEREAS, you are currently employed as President, Chief Executive Officer and Assistant Secretary of the Company pursuant to an Amended and Restated Employment Agreement with an effective date of January 1, 2013 (“Employment Agreement”), a copy of which is attached hereto Exhibit “A.”

WHEREAS, you presently serve as Chairman of the Company’s Board of Directors;

WHEREAS, the Company has decided to begin searching for your successor in the above roles. To facilitate the harmonious transition of your duties, you and the company have agreed to a mutual, amicable separation, and you have agreed to retire from your employment and from your role as Chairman of the Board of Directors, upon the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1.	General Terms of Retirement.

(a)    You will retire from employment as President, Chief Executive Officer and Assistant Secretary of the Company, and your position as Chairman of the Company’s Board of Directors (the “Board”), and all other positions held by you in any of the Company’s subsidiary, related and/or affiliated companies (other than StoneMor GP Holdings LLC), effective as of the Separation Date, which shall be defined as the earlier of either (i) August 31, 2017 or (ii) the date that your successor commences employment with the Company. If requested by the Company or any other such entities, you agree to execute, within two (2) business days, any documentation necessary to reflect any such resignations. You will be paid your Base Salary and receive all other benefits provided in accordance with the terms and conditions of the Employment Agreement through the Separation Date. Thereafter, you will not receive any other compensation or benefits except as provided in this Agreement.

(b)    The Company acknowledges your right as a Founder (as defined therein) under the Second Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC dated as of May 21, 2014, as amended by Amendment No. 1 thereto dated November 17, 2015 (the “GP Operating Agreement”), to designate, along with the other Founder, one Founder Director to serve on the Company Board. The Company shall cause you to be elected Vice Chairman of the Board during the Severance Period (as defined below), which carries duties and responsibilities as may be set forth in the GP Operating Agreement or as otherwise designated by the Board. Upon the expiration of the Severance Period, you agree to waive any further rights you may have as a Founder under the GP Operating Agreement with respect to the designation of a Founder Director and agree not to take any action to cause any such Founder Director to be designated, it being agreed that your continued service as a member of the Company Board after the expiration of the Severance Period shall be subject to the discretion of the sole member of the Company and, further, you agree that, after the expiration of the

Severance Period, you shall resign as a member of the Company Board upon the request of the Chairman of the Company Board.

(c)    You and the Company hereby agree to a consulting arrangement commencing immediately following the Separation Date and through the end of the period of time in which you are eligible to receive Separation Benefits as set forth below (“Severance Period”) during which time you will be expected to undertake the following responsibilities (“Consulting Services”):

(i)    attend all board meetings, whether such meetings are held telephonically or in person;

(ii)    advise the Board and management of the Company with respect to lobbying and other efforts to oppose legislative initiatives in Pennsylvania seeking to restrict preneed sales and preneed delivery of cemetery merchandise and services;

(iii)    advise the management and the Executive Committee of the Board on the conversion of cemetery preneed merchandise-and-services trust funds into fully-paid life insurance securing the obligations to deliver merchandise to and perform services for the purchasers thereof;

(iv)    work with the management of the Company to generally serve as an ambassador for the Company within the death care industry;

(v)    continue to be the Company liaison to the Archdiocese of Philadelphia, and

(vi)    undertake such other services reasonably specified by the Board or management upon terms and conditions that are agreeable to you and the Company.

In your capacity as an ambassador, consultant and advisor, you shall be available to the Board and senior management of the Company, as you and the Company mutually determine to be appropriate. You shall not have any authority to bind the Company to any contractual or other obligation, unless that authority is expressly granted to you in writing. You shall render your services diligently, faithfully and to the best of your ability, devoting thereto such time, energy and skills as is necessary and appropriate.

(d)    During the Severance Period, you will not be compensated for your Consulting Services or your services as a Director; however your reasonable expenses incurred as part of these duties will be reimbursed. Following your Severance Period, should you continue to serve on the Board to the extent permitted pursuant to the discretion of the sole member of the Company under Paragraph 1(b) above, you will be compensated at the same rate and under the same conditions as other outside directors.

(e)    During the Severance Period, you will be provided office space at either the Company’s headquarters in Trevose, PA or such other location reasonably convenient to you as may be selected by the Company in its discretion.

The parties intend that the amount of Consulting Services performed by you will be an average of eight hours per week, and will, in all events be less than 20% of the average level of services provided by you during the 36-month period immediately preceding the cessation of your employment.

(f)    As your departure from the Company is being undertaken as an agreed retirement, you and the Company hereby waive any notice requirements for your resignation under your Employment Agreement (as defined below).

2. Separation Benefits. If you sign this Agreement, agreeing to be bound by the Release in Paragraph 4 below and the other terms and conditions of this Agreement described herein, and you remain employed through the Separation Date (i.e. you have not resigned and your employment has not otherwise been terminated as set forth in Paragraphs 3(a) through 3(d) below), the Company will provide you with all of the payments and benefits set forth in Section 6.02(d) of your Employment Agreement (the “Separation Benefits”), which Section 6.02(d) is hereby incorporated by reference. Your right to receive such Separation Benefits is separate and distinct from, and is not contingent upon, the performance of your obligations to provide Consulting Services. Accordingly, any failure to provide your Consulting Services shall not constitute a defense to the Company’s obligation to pay you the Separation Benefits in full.

3. Employment Agreement. Through the Separation Date, the Employment Agreement shall remain in full force and effect according to its terms, except only that Section 6.02 shall be modified as follows:

(a)    If you die prior to the Separation Date, your estate shall be entitled to receive the greater of (i) the payments and benefits set forth in Section 6.02(a) of the Employment Agreement, or (ii) the Separation Benefits.

(b)    If your employment is terminated because of a Disability prior the Separation Date, you shall be entitled to the greater of (i) the payments and benefits set forth in Section 6.02(b) of the Employment Agreement, or (iii) the Separation Benefits.

(c)    If your employment is terminated by the Company for Cause prior to the Separation Date, then you shall be entitled to receive only the payments and benefits set forth in Section in Section 6.02(c) of the Employment Agreement.

(d)    If your employment is terminated by the Company without Cause prior to the Separation Date, then you shall be entitled to continue to receive your Base Salary and all benefits through your actual last date of employment (and not through the Separation Date), after which you shall receive the Separation Benefits.

(e)    Your right to resign for Good Reason prior to the Separation Date has been superseded, in its entirety, by Paragraph 2 of this Agreement above.

After the Separation Date, the Employment Agreement shall be of no further effect except for those provisions that have been incorporated by reference herein.

4.	Release.

(a)    In exchange for the Company’s Separation Benefits, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind, known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and relating to or arising from your employment by the Company and/or the termination thereof, and any monetary or other personal relief for such Claims, including but not limited to the following: (i) any Claims having anything to do with your employment (including the cessation of your employment on the Separation Date) with the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (ii) any Claims for severance, benefits, bonuses, incentive compensation, equity awards and interests, commissions and/or other compensation of any kind; (iii) any Claims for reimbursement of expenses of any kind; (iv) any Claims for attorneys’ fees or costs; any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims under the Family and Medical Leave Act; (vii) any Claims under the Pennsylvania constitution; (viii) any whistleblower or retaliation Claims; (ix) any Claims under your Employment Agreement; and/or (x) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, violation of public policy, invasion of privacy, misrepresentation, emotional distress or pain and suffering.

(b)    Releasees. The term “Releasees” includes: the Company, the Partnership, and any and all of their respective direct or indirect parent, subsidiary, related and/ or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, members, managers, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

5. Non-Released Claims. The Release in Paragraph 4 above does not apply to: any Claims for vested benefits under any Company benefits plan; any vested rights or vested interests you have under any Company benefit, retirement, or equity plans; any Claims to require the Company to honor its commitments in this Agreement; any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement; any Claims that arise after you have signed this Agreement; any other Claims that cannot be waived by a private agreement; and any Claims for defense or indemnification under the Employment Agreement, any insurance policies or Company by-laws. The Release is subject to and restricted by your Retained Rights in Paragraph 6.

6.	Retained Rights.

(a)    Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, file a charge with, or otherwise participate in any proceeding of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process. However, the Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 4 with regard to any charge you may file or which may be filed on your behalf.

(b)    Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Agreement is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. You are entitled to make reports and disclosures or otherwise take action under this paragraph without prior authorization from or subsequent notification to the Company. Similarly, nothing set forth in this Agreement limits your right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity.

7. Adequacy of Consideration. You acknowledge and agree that the Company’s Separation Benefits under Paragraph 2 above constitute adequate and sufficient consideration to support your Release above and fully compensate you for Claims you are releasing.

8. Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which you created or acquired in the course of your employment, you must notify immediately the Company’s General Counsel, Chief Legal Officer and Secretary by calling: (215) 826-2814 and notify him immediately in writing, via first class mail, at the following address: StoneMor GP LLC, 3600 Horizon Blvd., Trevose, PA 19053, enclosing a copy of the request or demand as well as any and all potentially responsive documents. You shall wait at least ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order. This obligation shall not apply in the event of requests or demands for confidential information from any government agency, commission or entity.

9.	Non-Defamation.

(a)    You agree that you will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about the Company or any other Releasee (as defined in Paragraph 4 above) and their respective products and services. This restriction is subject to and limited by your Retained Rights in Paragraph 6.

(b)    The Company’s Board of Directors, Chief Financial Officer and General Counsel, Chief Legal Officer and Secretary, will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about you.

(c)    The restrictions in subparagraphs (a) and (b) of this Paragraph 9 are not intended to nor shall be interpreted to restrict or otherwise interfere with the Company’s Board of Directors’, Chief Financial Officer’s and General Counsel, Chief Legal Officer and Secretary’s (individual and/or collective): (i) obligation and entitlement to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to, file a charge or other action with, or otherwise participate in any litigation and/or or other legal proceeding, including of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC), or (iii) right to disclose any information or produce any documents as is required by law or legal process, including, with respect to all of the foregoing subsections (i) through (iii), in connection with any existing, pending and/or potential securities and/or derivative or other similar litigation and/or other legal proceedings, and/or with respect to any underlying and/or related facts or information related thereto,.

10. Post-Employment Restrictions. You remain legally bound by, and must comply with the terms, conditions and restrictions of, the non-competition, non-solicitation and confidentiality provisions set forth in Section 7 of the Employment Agreement, which survive the cessation of your employment and are hereby incorporated by reference.

11. Indemnity. Section 9 of the Employment Agreement, providing you with rights of indemnity, is hereby incorporated by reference and shall remain in full force in effect according to its terms and survives the cessation of your employment.

12. Public Announcement. You and the Company agree that the Company will announce your retirement under this Agreement via a press release jointly authored by the Company (attached as Exhibit “B”) and you and by the filing of a form 8-K.

13. Cooperation Services. Both prior to and after the Separation Date, you agree to reasonably cooperate with and provide assistance to the Company (for purposes of this Paragraph 13, including the Partnership and any affiliates), without any additional compensation, if called upon by authorized agents of the Company or the Company’s attorneys for the purposes of the transition of your responsibilities as well as with regard to any lawsuit, claim, action, investigation, inquiry, administrative action or review or otherwise, that is currently pending or that may be brought against the Company, or in connection with any internal investigation by the Company. You agree to make yourself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, providing any and all documents in your possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents as necessary. Any cooperation shall be provided by you at reasonable times and locations, with as much advance notice as possible by the Company. In any circumstance, to the extent you are required to incur out-of-pocket expenses in connection with any cooperation that the Company may request of you (such as for travel), the Company will fully reimburse you for reasonable out-of-pocket expenses upon presentation of appropriate receipts.

14. Interpretation of Agreement. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. This Agreement shall be governed by and construed in accordance with the laws of Delaware and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. If any provision of this Agreement or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied; except for the Agreement for Legal Services and Waiver of Potential Conflict with Duane Morris LLP, dated January 20, 2017, which survives the cessation of your employment and is incorporated herein by reference. Provided, further, the Employment Agreement as modified herein, shall remain in effect by its terms through the Separation Date, after which those provisions and restrictions of the Employment Agreement that are incorporated herein by reference shall, as applicable, remain in effect and survive the cessation of your employment. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties. This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s successors and assigns. In this regard and for the avoidance of doubt, if you die during the period of time in which you are receiving Separation Benefits, the unpaid balance of Separation Benefits shall be payable in full to your estate, subject to the terms and conditions of any applicable plans.

16. Acknowledgment. You acknowledge and agree that, subsequent to the cessation of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement.

17.	See Decisional Unit attached as Exhibit “C”.

18. Tax Matters. To the extent that payments under this Agreement constitute nonqualified deferred compensation subject to Section 409A of the Code, the payments are intended to comply with Section 409A of the Code and any ambiguities in this Agreement shall be interpreted so as to comply. If you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of your separation from service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, your separation from service, will become payable six (6) months and one (1) day following the date of the Employee’s separation from service or, if earlier, the date of Employee’s death, if required by

Section 409A. All references to “termination of employment,” “cessation of employment,” “retirement” and the like in this Agreement shall mean a “separation from service” within the meaning of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. In no event may you directly or indirectly designate the calendar year of a payment under this Agreement. You acknowledge that neither the Company nor its attorneys have provided any tax advice to you.

19.	Representations.

(a)    You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged to review this Agreement, including the Release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the waiver of Claims as set forth in the Release (subject to the limitations in Paragraph 5 above and your Retained Rights in Paragraph 6 above); (d) you were given a period of forty five (45) days to determine whether you wished to sign this Agreement and your decision to sign this Agreement and waive any and all Claims in Paragraph 4 above is of your own free and voluntary act without compulsion of any kind; (e) no promise or inducement not expressed in this Agreement has been made to you, (f) you understand that you are waiving your Claims as set forth in Paragraph 4 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 5 above and your Retained Rights in Paragraph 6 above); and (g) you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 4 above.

(b)    If you sign this Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to the Company’s General Counsel, Chief Legal Officer and Secretary at the following address: StoneMor Partners L.P., 3600 Horizon Blvd., Trevose, PA 1905. The letter must be post-marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, then this Agreement, including but not limited to the cessation of your employment and retirement from your position as Chairman of the Board and from any another positions, shall be a nullity and of no force and effect.

IN WITNESS WHEREOF, the Company and you have executed this Agreement intending to be legally bound:

/s/ Lawrence Miller Lawrence Miller		StoneMor GP LLC
		By:	/s/ Austin So
		Name:	Austin So
		Title:	General Counsel, Chief Legal Officer & Secretary

Date:	3/27/17	Date:	3/27/17

Exhibit A To Separation Agreement and General Release

See Attached.

[Filed as Exhibit 10.1 to StoneMor Partners L.P.’s Current Report on Form 8-K filed with the

Securities and Exchange Commission on July 26, 2013 and incorporated by reference herein.]

Exhibit B To Separation Agreement and General Release

See Attached.

[Filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.]

Exhibit C To Separation Agreement and General Release

The following information is provided in accordance with the Older Worker Benefit Protection Act of 1990.

1.	Decisional Unit. For purposes of this Attachment, the Decisional Unit is the current Founders of StoneMor GP LLC

2.	To be eligible for Severance Benefits. To be eligible for severance benefits, an employee must be retiring or separating employment and must also timely execute within forty-five (45) days, and not timely revoke, the separation agreement provided to each of them in accordance with its terms and conditions.

3.	The following is a listing of the ages and job titles of the employees who are or are not retiring or separating from employment (and thus eligible for Separation Benefits) within the Decisional Unit:

Founders of StoneMor GP LLC

Job Title	Age (as of 3/26/17)	Selected	Not Selected
President, CEO and Assistant Secretary of StoneMor GP LLC	68	X
Unspecified title – at will employee	70	X